EX-(d)(4)(v)(ii)

THIRD AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS THIRD AMENDMENT TO THE SUB-ADVISORY AGREEMENT, made this 1st day of October, 2019 (the “Amendment”), is between Lincoln Investment Advisors Corporation, a Tennessee corporation (“LIAC”) and J.P. Morgan Investment Management Inc. (“JPMorgan” or “Sub-Adviser”), a Delaware corporation.

Recitals

1.	LIAC currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

2.

JPMorgan currently sub-advises the LVIP JPMorgan High Yield Fund (the “Fund”) pursuant to a written sub-advisory agreement dated April 30, 2010, as amended March 29, 2017 and August 31, 2018 (the “Agreement”);

3.	JPMorgan and LIAC desire to amend the fee schedule (“Schedule A”) to the Agreement with respect to the Fund.

Representations

1.	LIAC represents and warrants that approval of this amendment was obtained from the Trust’s Board of Trustees at an in-person meeting held September 9, 2019.

Amendment

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The Recitals are incorporated herein and made a part of the Agreement.

2.	The Representations are incorporated and made a part of the Agreement.

3.	Schedule A shall be deleted and replaced with the attached amended Schedule A effective as of the date hereof, to reflect the amended fee schedule of the Fund.

4.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

5.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION

By: /s/ Jayson R. Bronchetti
Name: Jayson R. Bronchetti
Title: President

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/ Jessica Badillo
Name: Jessica Badillo
Title: Vice President

SCHEDULE A

Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation for services rendered to the Fund at an annual rate as follows:

Effective Date	Fund	Annual Fee as a Percentage of Average Daily Net Assets

October 1, 2019	LVIP JPMorgan High Yield Fund	REDACTED

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